UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): May 14, 2004


                          WEBSTER FINANCIAL CORPORATION
                            -------------------------
             (Exact name of registrant as specified in its charter)


       Delaware                  001-31486                06-1187536
    (State or other             (Commission              (IRS Employer
     jurisdiction              File Number)           Identification No.)
   of incorporation)

                   Webster Plaza, Waterbury, Connecticut 06702
                -------------------------------------------------
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (203) 578-2476

                                 NOT APPLICABLE
                -------------------------------------------------
          (Former name or former address, if changed since last report)



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ITEM 5.  OTHER EVENTS

         On May 14, 2004, Webster Financial Corporation ("Webster") completed its acquisition of FIRSTFED AMERICA BANCORP, INC. ("FIRSTFED") pursuant to an Agreement and Plan of Merger, dated as of October 6, 2003, by and between Webster and FIRSTFED (the "Merger Agreement"). The Merger Agreement provided for the merger of FIRSTFED with and into Webster, with Webster as the surviving corporation. As a result of the merger, each outstanding share of common stock, par value $0.01 per share, of FIRSTFED ("FIRSTFED Common Stock") was converted into the merger consideration provided for under the Merger Agreement. Under the Merger Agreement, each outstanding share of FIRSTFED Common Stock held by former FIRSTFED stockholders who made valid elections to receive the cash merger consideration provided for under the Merger Agreement, and each outstanding share of FIRSTFED Common Stock held by former FIRSTFED stockholders who failed to make a valid election in the merger, was converted into the right to receive $24.50 in cash, without interest. As a result of the proration and allocation procedures set forth in the Merger Agreement, 65.39719% of the outstanding shares of FIRSTFED Common Stock held by former FIRSTFED stockholders who made valid elections to receive the stock merger consideration provided for under the Merger Agreement were converted into the right to receive 0.5954 shares of common stock, par value $0.01 per share, of Webster, with the remainder of such shares being converted into the right to receive $24.50 in cash per share, without interest. All options to acquire shares of FIRSTFED Common Stock were cancelled in the merger and converted into the right to receive a lump sum cash payment in an amount equal to the excess, if any, of $24.50 over the per share exercise price of such stock option for each share of FIRSTFED Common Stock subject thereto, subject to required withholding taxes.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      WEBSTER FINANCIAL CORPORATION


                                      By: /s/ William J. Healy
                                      Name:   William J. Healy
                                      Title:  Executive Vice President and Chief
                                              Financial Officer

Date: May 25, 2004